UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2010

CHINA-BIOTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-110733	98-0393071
(Commission File Number)	(IRS Employer Identification No.)
No. 999 Ningqiao Road Jinqiao Export Processing Zone Pudong, Shanghai 201206 People’s Republic of China
(Address of Principal Executive Offices)	(Zip Code)

(86 21) 5834 9748
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2010, China-Biotics, Inc. (the “Company”) announced the appointment of Mr. Travis Cai to the position of Chief Financial Officer, effective January 22, 2010.  Mr. Cai, age 38, previously served as Vice President of Finance at A-Power Energy Generation Systems Ltd. (Nasdaq: APWR) from 2009 to January 2010, Director of Finance and Assistant to President at Vimicro Corp. (Nasdaq: VIMC) from 2007 to 2009, Director of Investment at Tsing Capital in 2006, and Financial Analyst at Spinnaker Partners and WDC Financial from 2001 to 2005.  Mr. Cai holds a Master of Science degree in Information Systems from the Stern School of Business at New York University and a Bachelor of Science degree in Material Science & Engineering from Tsinghua University in Beijing, China.  Mr. Cai is also certified as a Financial Risk Manager by the Global Association of Risk Professionals.

Mr. Cai will receive a base salary of $150,000.00 per year.  In addition, although the Company has not yet implemented an equity-based compensation program, the Company and Mr. Cai have agreed that Mr. Cai will receive options to purchase 150,000 shares of the Company’s common stock when an options plan has been adopted by the Company.  The Company expects to implement an options plan at or before its next regularly scheduled meeting of its board of directors and to seek stockholder approval of the options plan at the 2010 Annual Meeting of Stockholders.

Mr. Cai replaces Ms. Eva Yan, who has resigned her position as Interim Chief Financial Officer effective January 22, 2010.  Ms. Yan has served as Interim Chief Financial Officer since Mr. Lewis Fan resigned as Chief Financial Officer on October 21, 2009.

A press release related to Mr. Cai’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

99.1	Press release dated January 22, 2010, announcing the appointment of Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China-Biotics, Inc.
(Registrant)

Date: January 22, 2010	By:	/s/ Song Jinan

Song Jinan

Chief Executive Officer, President, Treasurer and Secretary